Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the incorporation by reference in Registration Statement No. 333-126161 on Form S-8 of our report dated March 28, 2006, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,”) relating to the financial statements and financial statement schedule of TreeHouse Foods, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of TreeHouse Foods, Inc. and subsidiaries for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
March 28, 2006